Exhibit 99 (a)

NASD: BOKF

For Further Information Contact:
Joseph Crivelli             Andrea Myers
Investor Relations             Corporate Communications
(918) 595-3027             (918) 594-7794

BOK Financial Reports Quarterly Earnings of $75 Million
Loan Portfolio Grows 13 percent on Annualized Basis;
Record Quarter for Fees and Commissions Revenue
TULSA, Okla. (Wednesday, April 29, 2015) - BOK Financial Corporation reported net income of $74.8 million or $1.08 per diluted share for the first quarter of 2015. Net income was $64.3 million or $0.93 per diluted share for the fourth quarter of 2014 and $76.6 million or $1.11 per diluted share for the first quarter of 2014. Net income for the first quarter of 2014 included a $10.2 million or $0.15 per diluted share benefit from the reversal of accrued executive compensation costs.

Steven G. Bradshaw, president and chief executive officer, stated, "The year is off to an excellent start, with continued double-digit annualized loan growth and a record quarter from our fee-generating businesses, combined with careful expense controls. Our mortgage business posted its best quarter in two years with revenue up 31 percent sequentially, driven by increased refinancing activity in the current low-rate environment. Brokerage and trading and fiduciary and asset management were also up nicely on a sequential basis, and transaction processing posted a strong year-over-year revenue increase."

"We continue to see robust economic activity across our footprint despite the recent decrease in energy prices and reduction of drilling activity in Texas and Oklahoma. The Arizona market reached a new milestone with $1 billion in loans outstanding, and nearly all of our markets posted strong sequential growth. In addition, credit quality is holding up extremely well and our capital base is sound. We believe we are well-positioned to deliver a strong year in 2015, and reflecting this belief, during the first quarter we bought back more than 500,000 shares of our publicly-traded stock in the open market."
Highlights of first quarter of 2015 included:

•
Net interest revenue totaled $167.7 million for the first quarter of 2015, compared to $169.7 million the fourth quarter of 2014. Net interest margin was 2.55 percent for the first quarter of 2015 and 2.61 percent for the fourth quarter of 2014. Average earning assets increased $782 million during the first quarter of 2015, primarily related to a $673 million increase in average loan balances.

•
Fees and commissions revenue totaled $166.0 million for the first quarter of 2015, an increase of $8.1 million over the prior quarter, primarily due to a $9.2 million increase in mortgage banking revenue.

•	Changes in fair value of mortgage servicing rights, net of economic hedges, decreased pre-tax net income by $5.0 million in the first quarter of 2015 and $6.1 million in the fourth quarter of 2014.

•	Operating expense was $220.3 million for the first quarter, a decrease of $5.6 million compared to the previous quarter. The fourth quarter of 2014 included $4.9 million of branch closure costs.

•
No provision for credit losses was recorded in the first quarter of 2015 or fourth quarter of 2014. Net recoveries totaled $8.4 million in the first quarter of 2015 compared to net loans charged off of $2.2 million in the previous quarter.

•
The combined allowance for credit losses totaled $199 million or 1.35 percent of outstanding loans at March 31, 2015 compared to $190 million or 1.34 percent of outstanding loans at December 31, 2014. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $123 million or 0.85 percent of outstanding loans and repossessed assets (excluding those guaranteed by U.S. government agencies) at March 31, 2015 and $129 million or 0.92 percent of outstanding loans and repossessed assets (excluding those guaranteed by U.S. government agencies) at December 31, 2014.

•
Average loans increased by $673 million over the previous quarter due primarily to growth in commercial and commercial real estate loans. Average commercial loans were up $421 million and average commercial real estate loans increased $244 million. Period-end outstanding loan balances were $14.7 billion at March 31, 2015, a $476 million increase over December 31, 2014. Commercial loan balances increased $295 million and commercial real estate loans increased $207 million.

•
Average deposits increased $551 million over the previous quarter, primarily due to an increase in interest-bearing transaction accounts. Average demand deposit and time deposit balances were largely unchanged compared to the prior quarter. Period-end deposits were $21.2 billion at March 31, 2015, largely unchanged compared to December 31, 2014.

•
The company and its subsidiary bank exceeded the regulatory definitions of well capitalized at March 31, 2015. New regulatory capital rules, which were effective for BOK Financial on January 1, 2015, establish a 7 percent threshold for the common equity Tier 1 ratio. The common equity Tier 1 ratio at March 31 was 13.07 percent. Other ratios measured under now current regulatory capital rules were Tier 1 capital ratio, 13.07 percent, total capital ratio, 14.39 percent and leverage ratio, 9.74 percent. Under then current regulatory capital rules, the Tier 1 capital ratio was 13.33 percent, total capital ratio was 14.66 percent, and leverage ratio was 9.96 percent at December 31, 2014.

•
The company paid a regular quarterly cash dividend of $29 million or $0.42 per common share during the first quarter of 2015. On April 28, 2015, the board of directors approved a quarterly cash dividend of $0.42 per common share payable on or about May 29, 2015 to shareholders of record as of May 15, 2015.

•
The company repurchased 502,156 common shares at an average price of $58.71 per share during the first quarter of 2015 and repurchased 200,000 common shares at an average price of $61.68 per share during the fourth quarter of 2014.

Net Interest Revenue
Net interest revenue was $167.7 million for the first quarter of 2015, compared to $169.7 million for the fourth quarter of 2014. The first quarter of 2015 had two less days than the fourth quarter of 2014. In addition, the fourth quarter of 2014 included $2.4 million of interest recoveries, whereas there were no interest recoveries in the first quarter of 2015.
Net interest margin was 2.55 percent for the first quarter of 2015, a decrease of 6 basis points compared to the fourth quarter of 2014. The yield on average earning assets was 2.80 percent, a decrease of 6 basis points compared to the prior quarter. The loan portfolio yield decreased 14 basis points from the previous quarter to 3.59 percent primarily due to continued competitive loan pricing and low interest rates. The yield on the available for sale securities portfolio decreased 1 basis point to 1.98 percent. Excess cash flows continue to be reinvested in short-duration securities that are yielding 1.50 percent to 2.00 percent. Funding costs were 0.38 percent, down 1 basis point compared to the prior quarter.
Average earning assets increased $782 million during the first quarter of 2015, primarily related to a $673 million increase in average loan balances. The average balance of fair value option securities and residential mortgage loans held for sale also increased over the prior quarter. The available for sale securities portfolio decreased $60 million. Average deposits increased $551 million over the fourth quarter of 2014. The average balance of borrowed funds increased $66 million.
Fees and Commissions Revenue
Fees and commissions revenue totaled $166.0 million for the first quarter of 2015, an increase of $8.1 million over the fourth quarter of 2014, primarily due to growth in mortgage banking revenue. Brokerage and trading revenue and fiduciary and asset management revenue were both up over the prior quarter, offset by lower deposit service charge revenue, transaction card revenue and other revenue.
Mortgage banking revenue totaled $39.3 million for the first quarter of 2015, an increase of $9.2 million over the fourth quarter of 2014. Mortgage production activity increased in the first quarter due largely to a 24 basis point decrease in average primary mortgage loan interest rates. Revenue from mortgage loan production increased $8.9 million. Total mortgage loans originated during the first quarter increased $301 million or 24 percent over the previous quarter and outstanding mortgage loan commitments at March 31 increased $130 million or 25 percent over December 31. In addition to increases in loan production volume, the percentage of refinanced mortgage loans, which generally are more profitable, increased to 56 percent of first quarter loan production from 37 percent of fourth quarter loan production. Revenue from mortgage loan servicing grew by $364 thousand due to an increase in the volume of loans serviced.
Brokerage and trading revenue totaled $31.7 million, an increase of $1.1 million over the prior quarter. The fourth quarter included a $562 thousand recovery received from the Lehman Brothers bankruptcy. Excluding the impact of this recovery, customer hedging revenue increased by $1.1 million, primarily related to increased hedging activity by our mortgage banking customers. Securities trading revenue increased $654 thousand and retail brokerage fees were up $1.0 million. Revenue growth was mostly offset by a decrease in investment banking revenue.
Fiduciary and asset management revenue continued to grow, up $820 thousand to $31.5 million for the first quarter. Deposit service charges and fees decreased $897 thousand, primarily due to lower overdraft fees. Transaction card revenues were $457 thousand lower than the prior quarter, primarily due to a seasonal decrease in transaction volumes.

Operating Expense
Total operating expense was $220.3 million for the first quarter of 2015, a decrease of $5.6 million compared to the fourth quarter of 2014. The fourth quarter of 2014 included $4.9 million of facilities and personnel costs related to the previously announced closure of 29 grocery store branches.
Personnel costs increased by $2.8 million over the fourth quarter of 2014, primarily due to a $4.2 million seasonal increase in payroll taxes. Incentive compensation expense decreased $3.1 million. In addition, the fourth quarter of 2014 included $800 thousand in costs related to the branch closures.
Non-personnel expense decreased $8.4 million compared to the fourth quarter of 2014. Net occupancy and equipment expense decreased $3.6 million. Approximately $4.1 million was expensed in the fourth quarter related to branch closure costs. Business promotion expense decreased $1.8 million, mortgage banking expense decreased $1.2 million and professional fees and services decreased $1.0 million. The company also made a $1.8 million contribution of developed commercial real estate to the BOKF Foundation during the fourth quarter of 2014. Net losses and operating expenses of repossessed assets were $613 thousand for the first quarter of 2015, compared to a net gain of $1.5 million in the fourth quarter.
Loans, Deposits and Capital
Loans
Outstanding loans were $14.7 billion at March 31, 2015, an increase of $476 million over the previous quarter. Commercial and commercial real estate balances both grew over the prior quarter, partially offset by a decrease in residential mortgage and consumer loan balances.
Outstanding commercial loan balances increased $295 million or 3 percent over December 31, 2014, growing in almost every sector of our commercial loan portfolio. Service sector loans grew by $210 million over the prior quarter. Healthcare sector loans increased $56 million and energy loans grew by $43 million. Manufacturing sector loans increased $28 million over the fourth quarter. This growth was partially offset by a $43 million decrease in wholesale/retail sector loans compared to the prior quarter. Unfunded energy loan commitments decreased by $117 million during the first quarter to $2.7 billion. All other unfunded commercial loan commitments totaled $4.1 billion at March 31, 2015, a decrease of $123 million compared to December 31, 2014.
Commercial real estate loans grew by $207 million or 8 percent over December 31, 2014. Loans secured by office buildings increased $98 million. Loans secured by industrial facilities grew by $50 million and loans secured by multifamily residential properties were up $46 million. Other commercial real estate loan balances increased $26 million. These increases were partially offset by a decrease in retail sector and residential construction and land development loan balances compared to December 31, 2014. Unfunded commercial real estate loan commitments totaled $754 million at March 31, 2015, largely unchanged compared to December 31, 2014.

Norm Bagwell, executive vice president, Regional Banks, stated, "We delivered another quarter of solid loan growth, as total loans were up 3.4 percent in the first quarter and 12.3 percent year-over-year, led by our Texas, Arizona, and Colorado markets. Loan activity remains robust. Accordingly, we continue to forecast low double-digit loan growth in 2015."
Stacy Kymes, executive vice president, Corporate Banking, added, "We continue to believe that our loan portfolio is well-positioned in light of the current commodities downturn. If commodity prices take less than a year to return to a normalized level, we will see some credits migrate to problem loans, but few, if any, material losses in the portfolio. In addition, any spillover impact on the economy in our footprint will be manageable. If the downturn extends beyond one year, there is a greater possibility of loss content in the portfolio and reduced loan demand. However, as of today, our portfolio is strong, we are doing business with high-quality borrowers, and we believe oil and gas industry fundamentals point to a price recovery late this year."
Deposits
Deposits totaled $21.2 billion at March 31, 2015, largely unchanged compared to December 31, 2014. Demand deposit balances decreased by $57 million. Time deposits increased $43 million and savings account balances were up $32 million over December 31, 2014. Among the lines of business, Consumer deposits increased $238 million over December 31. Commercial deposits decreased $75 million and Wealth Management deposits decreased $39 million.
Capital
New regulatory capital rules were effective for BOK Financial on January 1, 2015 and established a 7 percent threshold for the common equity Tier 1 ratio. The Company's common equity Tier 1 ratio was 13.07 percent at March 31, 2015. In addition, the Company's Tier 1 capital ratio was 13.07 percent, total capital ratio was 14.39 percent and leverage ratio was 9.74 percent at March 31, 2015. The impact of the new regulatory capital rules reduced regulatory capital and increased risk weighted assets. However, this impact was partially offset by the effect of improved data granularity in the determination of risk weighted assets.
Under then current regulatory capital rules, at December 31, 2014 the Company's Tier 1 capital ratio was 13.33 percent, total capital ratio was 14.66 percent, and leverage ratio was 9.96 percent.
In addition, the Company's tangible common equity ratio, a non-GAAP measure, was 9.86 percent at March 31, 2015 and 10.08 percent at December 31, 2014. The tangible common equity ratio is primarily based on total shareholders' equity which includes unrealized gains and losses on available for sale securities. The Company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.

Credit Quality
Nonperforming assets totaled $207 million or 1.40 percent of outstanding loans and repossessed assets at March 31, 2015 compared to $257 million or 1.79 percent at December 31, 2014. This decrease was primarily due to the transfer of repossessed assets guaranteed by U.S. government agencies to receivables in accordance with a newly required accounting standard. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $123 million or 0.85 percent of outstanding loans and repossessed assets (excluding those guaranteed by U.S. government agencies) at March 31, 2015 and $129 million or 0.92 percent at December 31, 2014, a decrease of $6.0 million.
Nonaccruing loans totaled $81 million or 0.55 percent of outstanding loans at March 31, 2015, compared to $81 million or 0.57 percent of outstanding loans at December 31, 2014. New nonaccruing loans identified in the first quarter totaled $14 million, offset by $7.8 million in payments received, $2.8 million in foreclosures and repossessions and $2.2 million in charge-offs. At March 31, 2015, nonaccruing commercial loans totaled $14 million or 0.15 percent of outstanding commercial loans, nonaccruing commercial real estate loans totaled $20 million or 0.68 percent of outstanding commercial real estate loans and nonaccruing residential mortgage loans totaled $46 million or 2.41 percent of outstanding residential mortgage loans.
BOK Financial had net recoveries of $8.4 million for the first quarter of 2015, compared to net loans charged off of $2.2 million for the fourth quarter of 2014. Gross charge-offs totaled $2.2 million for the first quarter, compared to $7.2 million for the previous quarter. Recoveries totaled $10.5 million for the first quarter of 2015 and $5.0 million for the fourth quarter of 2014.
After evaluating all credit factors, the Company determined that no provision for credit losses was necessary during the first quarter of 2015. The combined allowance for credit losses totaled $199 million or 1.35 percent of outstanding loans and 246 percent of nonaccruing loans at March 31, 2015. The allowance for loan losses was $198 million and the accrual for off-balance sheet credit losses was $954 thousand.
Real estate and other repossessed assets totaled $46 million at March 31, 2015, primarily consisting of $19 million of one-to-four family residential properties, $17 million of developed commercial real estate properties, $6.1 million of undeveloped land and $3.2 million of residential land and land development properties.
Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $9.2 billion at March 31, 2015, an increase of $179 million over December 31, 2014. At March 31, 2015, the available for sale portfolio consisted primarily of $6.7 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $2.2 billion of commercial mortgage-backed securities fully backed by U.S. government agencies.
At March 31, 2015 the available for sale securities portfolio had a net unrealized gain of $152 million compared to a net unrealized gain of $97 million at December 31, 2014. Net unrealized gains on residential mortgage-backed securities issued by U.S. government agencies at March 31, 2015 increased $32 million during the first quarter to $130 million primarily due to changes in interest rates during the quarter. Commercial mortgage-backed securities had a net unrealized gain of $6.9 million at March 31, 2015, compared to a net unrealized loss of $15 million at December 31, 2014.

In the first quarter of 2015, the Company recognized $4.3 million of net gains from sales of $335 million of available for sale securities. Securities were sold either because they had reached their expected maximum potential return or to move into securities that will perform better in a rising rate environment. The Company recognized $149 thousand of net gains from sales of $772 million of available for sale securities in the fourth quarter of 2014.
The Company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts designated as an economic hedge of the changes in the fair value of our mortgage servicing rights. The fair value of mortgage servicing rights decreased by $8.5 million due primarily to a 24 basis point decrease in the average primary residential mortgage rate during during the first quarter of 2015. The value of securities and interest rate derivative contracts held as an economic hedge increased by $3.6 million during the quarter. Mortgage interest rate changes decreased the fair value of mortgage servicing rights, net of economic hedges by $6.1 million in the fourth quarter of 2014.

Conference Call and Webcast

The Company will hold a conference call at 9 a.m. central time on Wednesday, April 29, 2015 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-412-902-6611. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-412-317-0088 and referencing conference ID # 10063919.

About BOK Financial Corporation
BOK Financial Corporation is a $30 billion regional financial services company based in Tulsa, Oklahoma. The Company's stock is publicly traded on NASDAQ under the Global Select market listings (symbol: BOKF). BOK Financial's holdings include BOKF, NA, BOSC, Inc. and The Milestone Group, Inc. BOKF, NA operates TransFund, Cavanal Hill Investment Management, MBM Advisors and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Kansas City, Bank of Oklahoma, Bank of Texas and Colorado State Bank and Trust. Through its subsidiaries, the Company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The Company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of March 31, 2015 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

BALANCE SHEETS -- UNAUDITED BOK FINANCIAL CORPORATION (In thousands)

	March 31, 2015	December 31, 2014	March 31, 2014
ASSETS
Cash and due from banks	$490,683	$550,576	$645,435
Interest-bearing cash and cash equivalents	2,119,987	1,925,266	708,571
Trading securities	118,044	188,700	86,571
Investment securities	634,587	652,360	668,976
Available for sale securities	9,158,175	8,978,945	9,933,723
Fair value option securities	434,077	311,597	160,884
Restricted equity securities	212,685	141,494	85,643
Residential mortgage loans held for sale	513,196	304,182	226,512
Loans:
Commercial	9,391,163	9,095,670	8,051,706
Commercial real estate	2,935,464	2,728,150	2,631,407
Residential mortgage	1,926,999	1,949,512	2,018,675
Consumer	430,510	434,705	376,066
Total loans	14,684,136	14,208,037	13,077,854
Allowance for loan losses	(197,686)	(189,056)	(188,318)
Loans, net of allowance	14,486,450	14,018,981	12,889,536
Premises and equipment, net	279,075	273,833	279,257
Receivables	183,447	132,408	114,437
Goodwill	377,780	377,780	364,570
Intangible assets, net	33,286	34,376	31,561
Mortgage servicing rights	175,051	171,976	153,774
Real estate and other repossessed assets, net	45,551	101,861	95,515
Derivative contracts, net	462,386	361,874	218,507
Cash surrender value of bank-owned life insurance	296,192	293,978	286,932
Receivable on unsettled securities sales	9,598	74,259	18,199
Other assets	269,728	195,252	396,111
TOTAL ASSETS	$30,299,978	$29,089,698	$27,364,714

LIABILITIES AND EQUITY
Deposits:
Demand	$8,009,577	$8,066,357	$7,472,287
Interest-bearing transaction	10,108,202	10,114,355	9,899,656
Savings	383,790	351,431	355,596
Time	2,651,778	2,608,716	2,662,174
Total deposits	21,153,347	21,140,859	20,389,713
Funds purchased	66,320	57,031	1,166,178
Repurchase agreements	897,663	1,187,489	777,108
Other borrowings	3,727,050	2,133,774	1,031,693
Subordinated debentures	348,030	347,983	347,846
Accrued interest, taxes, and expense	147,184	120,211	160,351
Due on unsettled securities purchases	25,935	290,540	39,641
Derivative contracts, net	419,351	354,554	185,499
Other liabilities	124,846	121,051	122,086
TOTAL LIABILITIES	26,909,726	25,753,492	24,220,115
Shareholders' equity:
Capital, surplus and retained earnings	3,266,858	3,245,506	3,103,130
Accumulated other comprehensive income	90,303	56,673	6,795
TOTAL SHAREHOLDERS' EQUITY	3,357,161	3,302,179	3,109,925
Non-controlling interests	33,091	34,027	34,674
TOTAL EQUITY	3,390,252	3,336,206	3,144,599
TOTAL LIABILITIES AND EQUITY	$30,299,978	$29,089,698	$27,364,714

AVERAGE BALANCE SHEETS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
ASSETS
Interest-bearing cash and cash equivalents	$2,089,546	$2,090,176	$1,217,942	$635,140	$549,473
Trading securities	140,968	164,502	107,909	116,186	92,409
Investment securities	642,825	650,911	641,375	658,793	671,756
Available for sale securities	9,101,464	9,161,901	9,526,727	9,800,934	10,076,942
Fair value option securities	404,775	221,773	180,268	164,684	165,515
Restricted equity securities	179,385	182,737	142,418	97,016	85,234
Residential mortgage loans held for sale	348,054	321,746	310,924	219,308	185,196
Loans:
Commercial	9,308,307	8,886,952	8,468,575	8,266,455	7,971,712
Commercial real estate	2,909,565	2,665,547	2,691,318	2,622,866	2,605,264
Residential mortgage	1,909,998	1,904,777	1,955,769	1,983,926	1,998,620
Consumer	426,712	424,729	402,916	391,214	372,330
Total loans	14,554,582	13,882,005	13,518,578	13,264,461	12,947,926
Allowance for loan losses	(194,948)	(190,787)	(191,141)	(189,329)	(186,979)
Total loans, net	14,359,634	13,691,218	13,327,437	13,075,132	12,760,947
Total earning assets	27,266,651	26,484,964	25,455,000	24,767,193	24,587,472
Cash and due from banks	513,734	528,595	493,200	481,944	473,758
Derivative contracts, net	447,565	352,565	288,682	291,325	287,363
Cash surrender value of bank-owned life insurance	294,803	292,411	290,044	287,725	285,592
Receivable on unsettled securities sales	99,706	69,109	63,277	108,825	114,708
Other assets	1,348,245	1,404,553	1,525,354	1,549,809	1,489,875
TOTAL ASSETS	$29,970,704	$29,132,197	$28,115,557	$27,486,821	$27,238,768

LIABILITIES AND EQUITY
Deposits:
Demand	$7,885,485	$7,974,165	$7,800,350	$7,654,225	$7,312,076
Interest-bearing transaction	10,338,396	9,730,564	9,473,575	9,850,991	9,900,823
Savings	365,835	346,132	342,488	355,459	336,576
Time	2,659,323	2,647,147	2,610,561	2,636,444	2,686,041
Total deposits	21,249,039	20,698,008	20,226,974	20,497,119	20,235,516
Funds purchased	69,730	71,728	320,817	574,926	1,021,755
Repurchase agreements	1,000,839	996,308	1,027,206	914,892	773,127
Other borrowings	3,084,214	3,021,094	2,333,961	1,294,932	1,038,747
Subordinated debentures	348,007	347,960	347,914	347,868	347,824
Derivative contracts, net	418,848	321,367	270,998	243,619	258,729
Due on unsettled securities purchases	205,096	137,566	124,952	166,521	116,295
Other liabilities	243,370	228,021	214,306	270,220	341,701
TOTAL LIABILITIES	26,619,143	25,822,052	24,867,128	24,310,097	24,133,694
Total equity	3,351,561	3,310,145	3,248,429	3,176,724	3,105,074
TOTAL LIABILITIES AND EQUITY	$29,970,704	$29,132,197	$28,115,557	$27,486,821	$27,238,768

STATEMENTS OF EARNINGS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014

Interest revenue	$184,569	$179,120
Interest expense	16,843	16,478
Net interest revenue	167,726	162,642
Provision for credit losses	—	—
Net interest revenue after provision for credit losses	167,726	162,642
Other operating revenue:
Brokerage and trading revenue	31,707	29,516
Transaction card revenue	31,010	29,134
Fiduciary and asset management revenue	31,469	25,722
Deposit service charges and fees	21,684	22,689
Mortgage banking revenue	39,320	22,844
Bank-owned life insurance	2,198	2,106
Other revenue	8,603	8,852
Total fees and commissions	165,991	140,863
Gain (loss) on other assets, net	755	(2,328)
Gain (loss) on derivatives, net	911	968
Gain (loss) on fair value option securities, net	2,647	2,660
Change in fair value of mortgage servicing rights	(8,522)	(4,461)
Gain on available for sale securities, net	4,327	1,240
Total other-than-temporary impairment losses	(781)	—
Portion of loss recognized in (reclassified from) other comprehensive income	689	—
Net impairment losses recognized in earnings	(92)	—
Total other operating revenue	166,017	138,942
Other operating expense:
Personnel	128,548	104,433
Business promotion	5,748	5,841
Charitable contributions to BOKF Foundation	—	2,420
Professional fees and services	10,059	7,565
Net occupancy and equipment	19,044	16,896
Insurance	4,980	4,541
Data processing and communications	30,620	27,135
Printing, postage and supplies	3,461	3,541
Net losses and operating expenses of repossessed assets	613	1,432
Amortization of intangible assets	1,090	816
Mortgage banking costs	9,319	3,634
Other expense	6,783	6,850
Total other operating expense	220,265	185,104

Net income before taxes	113,478	116,480
Federal and state income taxes	38,384	39,437

Net income	75,094	77,043
Net income attributable to non-controlling interests	251	453
Net income attributable to BOK Financial Corporation shareholders	$74,843	$76,590

Average shares outstanding:
Basic	68,254,780	68,273,685
Diluted	68,344,886	68,436,478

Net income per share:
Basic	$1.08	$1.11
Diluted	$1.08	$1.11

FINANCIAL HIGHLIGHTS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and share data)

	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Capital:
Period-end shareholders' equity	$3,357,161	$3,302,179	$3,243,093	$3,212,517	$3,109,925
Risk weighted assets	$22,053,246	$21,290,908	$20,491,089	$20,216,268	$19,720,418
Risk-based capital ratios[1]:
Common equity tier 1	13.07%	N/A	N/A	N/A	N/A
Tier 1	13.07%	13.33%	13.72%	13.63%	13.77%
Total capital	14.39%	14.66%	15.11%	15.38%	15.55%
Leverage ratio	9.74%	9.96%	10.22%	10.26%	10.17%
Tangible common equity ratio[2]	9.86%	10.08%	9.86%	10.20%	10.06%

Common stock:
Book value per share	$48.71	$47.78	$46.77	$46.39	$45.00
Market value per share:
High	$61.78	$68.69	$69.56	$70.66	$70.78
Low	$52.63	$56.87	$63.36	$61.64	$61.85
Cash dividends paid	$28,952	$29,114	$27,705	$27,706	$27,637
Dividend payout ratio	38.68%	45.27%	36.63%	36.51%	36.08%
Shares outstanding, net	68,922,314	69,113,736	69,344,082	69,256,958	69,111,167
Stock buy-back program:
Shares repurchased	502,156	200,000	—	—	—
Amount	$29,484	$12,337	$—	$—	$—
Average price per share	$58.71	$61.68	$—	$—	$—

Performance ratios (quarter annualized):
Return on average assets	1.01%	0.88%	1.07%	1.11%	1.14%
Return on average equity	9.06%	7.71%	9.24%	9.58%	10.00%
Net interest margin	2.55%	2.61%	2.67%	2.75%	2.71%
Efficiency ratio	64.91%	67.95%	67.18%	64.30%	60.06%

[1]       March 31, 2015 risk-based capital ratios calculated under revised regulatory capital rules issued July 2013 and effective for the Company January 1, 2015. Previous risk-based capital ratios presented are calculated in accordance with then current regulatory capital rules.

Reconciliation of non-GAAP measures:
[2] Tangible common equity ratio:
Total shareholders' equity	$3,357,161	$3,302,179	$3,243,093	$3,212,517	$3,109,925
Less: Goodwill and intangible assets, net	411,066	412,156	413,256	414,356	396,131
Tangible common equity	$2,946,095	$2,890,023	$2,829,837	$2,798,161	$2,713,794

Total assets	$30,299,978	$29,089,698	$29,105,020	$27,843,770	$27,364,714
Less: Goodwill and intangible assets, net	411,066	412,156	413,256	414,356	396,131
Tangible assets	$29,888,912	$28,677,542	$28,691,764	$27,429,414	$26,968,583

Tangible common equity ratio	9.86%	10.08%	9.86%	10.20%	10.06%

FINANCIAL HIGHLIGHTS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and share data)

	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Other data:
Fiduciary assets	$37,511,746	$35,997,877	$34,020,442	$32,716,648	$31,296,565
Tax equivalent adjustment	$2,956	$2,859	$2,739	$2,803	$2,551
Net unrealized gain on available for sale securities	$152,107	$96,955	$42,935	$85,480	$15,446

Mortgage banking:
Mortgage servicing portfolio	$16,937,128	$16,162,887	$15,499,653	$14,626,291	$14,045,642
Mortgage commitments	$650,988	$520,829	$537,975	$546,864	$387,755
Mortgage loans funded for sale	$1,565,016	$1,264,269	$1,394,211	$1,090,629	$727,516
Mortgage loan refinances to total fundings	56%	37%	26%	25%	32%

Net realized gains on mortgage loans sold	$17,251	$17,671	$17,100	$12,746	$9,179
Change in net unrealized gains on mortgage loans held for sale	3,451	618	(3,110)	5,052	2,797
Change in fair value of mortgage loan commitments	7,529	1,491	(5,136)	7,581	3,379
Change in fair value of forward sales contracts	(2,191)	(2,591)	5,839	(7,652)	(3,903)
Total production revenue	26,040	17,189	14,693	17,727	11,452
Servicing revenue	13,280	12,916	12,121	11,603	11,392
Total mortgage banking revenue	$39,320	$30,105	$26,814	$29,330	$22,844

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$911	$1,070	$(93)	$831	$968
Gain (loss) on fair value option securities, net	2,647	3,685	(341)	4,074	2,585
Gain (loss) on economic hedge of mortgage servicing rights	3,558	4,755	(434)	4,905	3,553
Gain (loss) on changes in fair value of mortgage servicing rights	(8,522)	(10,821)	5,281	(6,444)	(4,461)
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges	$(4,964)	$(6,066)	$4,847	$(1,539)	$(908)

Net interest revenue on fair value option securities	$1,739	$912	$830	$721	$790

QUARTERLY EARNINGS TREND -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and per share data)

	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Interest revenue	$184,569	$186,620	$183,868	$182,631	$179,120
Interest expense	16,843	16,956	17,077	16,534	16,478
Net interest revenue	167,726	169,664	166,791	166,097	162,642
Provision for credit losses	—	—	—	—	—
Net interest revenue after provision for credit losses	167,726	169,664	166,791	166,097	162,642
Other operating revenue:
Brokerage and trading revenue	31,707	30,602	35,263	39,056	29,516
Transaction card revenue	31,010	31,467	31,578	31,510	29,134
Fiduciary and asset management revenue	31,469	30,649	29,738	29,543	25,722
Deposit service charges and fees	21,684	22,581	22,508	23,133	22,689
Mortgage banking revenue	39,320	30,105	26,814	29,330	22,844
Bank-owned life insurance	2,198	2,380	2,326	2,274	2,106
Other revenue	8,603	10,071	10,320	9,208	8,852
Total fees and commissions	165,991	157,855	158,547	164,054	140,863
Gain (loss) on other assets, net	755	338	1,422	3,521	(2,328)
Gain (loss) on derivatives, net	911	1,070	(93)	831	968
Gain (loss) on fair value option securities, net	2,647	3,685	(332)	4,176	2,660
Change in fair value of mortgage servicing rights	(8,522)	(10,821)	5,281	(6,444)	(4,461)
Gain on available for sale securities, net	4,327	149	146	4	1,240
Total other-than-temporary impairment losses	(781)	(373)	—	—	—
Portion of loss recognized in (reclassified from) other comprehensive income	689	—	—	—	—
Net impairment losses recognized in earnings	(92)	(373)	—	—	—
Total other operating revenue	166,017	151,903	164,971	166,142	138,942
Other operating expense:
Personnel	128,548	125,741	123,043	123,714	104,433
Business promotion	5,748	7,498	6,160	7,150	5,841
Charitable contributions to BOKF Foundation	—	1,847	—	—	2,420
Professional fees and services	10,059	11,058	14,763	11,054	7,565
Net occupancy and equipment	19,044	22,655	18,892	18,789	16,896
Insurance	4,980	4,777	4,793	4,467	4,541
Data processing and communications	30,620	30,872	29,971	29,071	27,135
Printing, postage and supplies	3,461	3,168	3,380	3,429	3,541
Net losses (gains) and operating expenses of repossessed assets	613	(1,497)	4,966	1,118	1,432
Amortization of intangible assets	1,090	1,100	1,100	949	816
Mortgage banking costs	9,319	10,553	7,734	7,960	3,634
Other expense	6,783	8,105	7,032	7,006	6,850
Total other operating expense	220,265	225,877	221,834	214,707	185,104
Net income before taxes	113,478	95,690	109,928	117,532	116,480
Federal and state income taxes	38,384	30,109	33,802	40,803	39,437
Net income	75,094	65,581	76,126	76,729	77,043
Net income attributable to non-controlling interests	251	1,263	494	834	453
Net income attributable to BOK Financial Corporation shareholders	$74,843	$64,318	$75,632	$75,895	$76,590

Average shares outstanding:
Basic	68,254,780	68,481,630	68,455,866	68,359,945	68,273,685
Diluted	68,344,886	68,615,808	68,609,765	68,511,378	68,436,478
Net income per share:
Basic	$1.08	$0.93	$1.09	$1.10	$1.11
Diluted	$1.08	$0.93	$1.09	$1.10	$1.11

LOANS TREND -- UNAUDITED BOK FINANCIAL CORPORATION (In thousands)

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Commercial:
Energy	$2,902,994	$2,860,428	$2,551,699	$2,419,788	$2,344,072
Services	2,728,354	2,518,229	2,487,817	2,377,065	2,232,471
Wholesale/retail	1,270,322	1,313,316	1,273,241	1,318,151	1,225,990
Manufacturing	560,925	532,594	479,543	452,866	444,215
Healthcare	1,511,177	1,454,969	1,382,399	1,394,156	1,396,562
Other commercial and industrial	417,391	416,134	397,339	405,635	408,396
Total commercial	9,391,163	9,095,670	8,572,038	8,367,661	8,051,706

Commercial real estate:
Residential construction and land development	139,152	143,591	175,228	184,779	184,820
Retail	658,860	666,889	611,265	642,110	640,506
Office	513,862	415,544	438,909	394,217	436,264
Multifamily	749,986	704,298	739,757	677,403	662,674
Industrial	478,584	428,817	371,426	342,080	305,207
Other commercial real estate	395,020	369,011	387,614	414,389	401,936
Total commercial real estate	2,935,464	2,728,150	2,724,199	2,654,978	2,631,407

Residential mortgage:
Permanent mortgage	964,264	969,951	991,107	1,020,928	1,033,572
Permanent mortgages guaranteed by U.S. government agencies	200,179	205,950	198,488	188,087	184,822
Home equity	762,556	773,611	790,068	799,200	800,281
Total residential mortgage	1,926,999	1,949,512	1,979,663	2,008,215	2,018,675

Consumer	430,510	434,705	407,839	396,004	376,066

Total	$14,684,136	$14,208,037	$13,683,739	$13,426,858	$13,077,854

LOANS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Bank of Oklahoma:
Commercial	$3,276,553	$3,142,689	$3,106,264	$3,101,513	$2,782,997
Commercial real estate	612,639	603,610	592,865	598,790	593,282
Residential mortgage	1,442,340	1,467,096	1,481,264	1,490,171	1,505,702
Consumer	205,496	206,115	193,207	187,914	179,733
Total Bank of Oklahoma	5,537,028	5,419,510	5,373,600	5,378,388	5,061,714

Bank of Texas:
Commercial	3,709,467	3,549,128	3,169,458	3,107,808	3,161,203
Commercial real estate	1,130,973	1,027,817	1,046,322	995,182	969,804
Residential mortgage	237,985	235,948	247,117	251,290	256,332
Consumer	149,827	154,363	148,965	147,322	136,782
Total Bank of Texas	5,228,252	4,967,256	4,611,862	4,501,602	4,524,121

Bank of Albuquerque:
Commercial	388,005	383,439	378,663	381,843	351,454
Commercial real estate	296,696	296,358	313,905	309,421	305,080
Residential mortgage	127,326	127,999	130,045	137,110	131,932
Consumer	12,095	10,899	11,714	12,346	12,972
Total Bank of Albuquerque	824,122	818,695	834,327	840,720	801,438

Bank of Arkansas:
Commercial	91,485	95,510	74,866	71,859	73,804
Commercial real estate	87,034	88,301	96,874	85,633	81,181
Residential mortgage	6,807	7,261	7,492	8,334	7,898
Consumer	5,114	5,169	5,508	6,323	6,881
Total Bank of Arkansas	190,440	196,241	184,740	172,149	169,764

Colorado State Bank & Trust:
Commercial	1,008,316	977,961	957,917	856,323	825,315
Commercial real estate	209,272	194,553	190,812	200,995	213,850
Residential mortgage	55,925	57,119	56,705	60,360	57,345
Consumer	27,792	27,918	24,812	23,330	22,095
Total Colorado State Bank & Trust	1,301,305	1,257,551	1,230,246	1,141,008	1,118,605

Bank of Arizona:
Commercial	519,767	547,524	500,208	446,814	453,799
Commercial real estate	432,269	355,140	316,698	292,799	301,266
Residential mortgage	36,161	35,872	39,256	41,059	42,899
Consumer	12,394	12,883	11,201	7,821	7,145
Total Bank of Arizona	1,000,591	951,419	867,363	788,493	805,109

Bank of Kansas City:
Commercial	397,570	399,419	384,662	401,501	403,134
Commercial real estate	166,581	162,371	166,723	172,158	166,944
Residential mortgage	20,455	18,217	17,784	19,891	16,567
Consumer	17,792	17,358	12,432	10,948	10,458
Total Bank of Kansas City	602,398	597,365	581,601	604,498	597,103

TOTAL BOK FINANCIAL	$14,684,136	$14,208,037	$13,683,739	$13,426,858	$13,077,854

Loans attributed to a geographical region may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Bank of Oklahoma:
Demand	$3,982,534	$3,828,819	$3,915,560	$3,785,922	$3,476,876
Interest-bearing:
Transaction	6,199,468	6,117,886	5,450,692	5,997,474	6,148,712
Savings	227,855	206,357	201,690	210,330	211,770
Time	1,372,250	1,301,194	1,292,738	1,195,586	1,209,002
Total interest-bearing	7,799,573	7,625,437	6,945,120	7,403,390	7,569,484
Total Bank of Oklahoma	11,782,107	11,454,256	10,860,680	11,189,312	11,046,360

Bank of Texas:
Demand	2,511,032	2,639,732	2,636,713	2,617,194	2,513,729
Interest-bearing:
Transaction	2,062,063	2,065,723	2,020,737	1,957,236	1,967,107
Savings	76,128	72,037	66,798	67,012	70,890
Time	547,371	547,316	569,929	606,248	621,925
Total interest-bearing	2,685,562	2,685,076	2,657,464	2,630,496	2,659,922
Total Bank of Texas	5,196,594	5,324,808	5,294,177	5,247,690	5,173,651

Bank of Albuquerque:
Demand	537,466	487,819	480,023	515,554	524,191
Interest-bearing:
Transaction	535,791	519,544	502,787	489,378	516,734
Savings	42,088	37,471	36,127	36,442	37,481
Time	290,706	295,798	303,074	309,540	320,352
Total interest-bearing	868,585	852,813	841,988	835,360	874,567
Total Bank of Albuquerque	1,406,051	1,340,632	1,322,011	1,350,914	1,398,758

Bank of Arkansas:
Demand	31,002	35,996	35,075	44,471	40,026
Interest-bearing:
Transaction	253,691	158,115	234,063	205,216	212,144
Savings	1,677	1,936	2,222	2,287	2,264
Time	28,277	28,520	38,811	41,155	32,312
Total interest-bearing	283,645	188,571	275,096	248,658	246,720
Total Bank of Arkansas	314,647	224,567	310,171	293,129	286,746

Colorado State Bank & Trust:
Demand	412,532	445,755	422,044	396,185	399,820
Interest-bearing:
Transaction	604,665	631,874	571,807	566,320	536,438
Savings	31,524	29,811	29,768	29,234	28,973
Time	340,006	353,998	372,401	385,252	399,948
Total interest-bearing	976,195	1,015,683	973,976	980,806	965,359
Total Colorado State Bank & Trust	1,388,727	1,461,438	1,396,020	1,376,991	1,365,179

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Bank of Arizona:
Demand	271,091	369,115	279,811	293,836	265,149
Interest-bearing:
Transaction	295,480	347,214	336,584	379,170	409,200
Savings	2,900	2,545	3,718	2,813	2,711
Time	28,086	36,680	38,842	37,666	37,989
Total interest-bearing	326,466	386,439	379,144	419,649	449,900
Total Bank of Arizona	597,557	755,554	658,955	713,485	715,049

Bank of Kansas City:
Demand	263,920	259,121	268,903	254,843	252,496
Interest-bearing:
Transaction	157,044	273,999	128,039	103,610	109,321
Savings	1,618	1,274	1,315	1,511	1,507
Time	45,082	45,210	48,785	40,379	40,646
Total interest-bearing	203,744	320,483	178,139	145,500	151,474
Total Bank of Kansas City	467,664	579,604	447,042	400,343	403,970

TOTAL BOK FINANCIAL	$21,153,347	$21,140,859	$20,289,056	$20,571,864	$20,389,713

NET INTEREST MARGIN TREND -- UNAUDITED BOK FINANCIAL CORPORATION

	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	0.27%	0.28%	0.20%	0.24%	0.20%
Trading securities	2.55%	2.48%	2.67%	2.40%	2.85%
Investment securities:
Taxable	5.51%	5.68%	5.66%	5.64%	5.64%
Tax-exempt	1.56%	1.56%	1.56%	1.63%	1.67%
Total investment securities	3.04%	3.11%	3.03%	3.01%	3.04%
Available for sale securities:
Taxable	1.95%	1.97%	1.94%	1.94%	1.90%
Tax-exempt	4.40%	4.23%	3.14%	4.44%	3.11%
Total available for sale securities	1.98%	1.99%	1.95%	1.96%	1.91%
Fair value option securities	2.28%	2.18%	2.05%	1.94%	1.99%
Restricted equity securities	5.79%	5.77%	5.99%	5.26%	4.68%
Residential mortgage loans held for sale	3.41%	3.87%	3.79%	4.63%	3.46%
Loans	3.59%	3.73%	3.78%	3.85%	3.89%
Allowance for loan losses
Loans, net of allowance	3.64%	3.78%	3.83%	3.91%	3.95%
Total tax-equivalent yield on earning assets	2.80%	2.86%	2.93%	3.02%	2.99%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.10%	0.09%	0.10%	0.10%	0.10%
Savings	0.10%	0.11%	0.12%	0.12%	0.12%
Time	1.46%	1.47%	1.56%	1.55%	1.56%
Total interest-bearing deposits	0.37%	0.38%	0.41%	0.40%	0.41%
Funds purchased	0.09%	0.08%	0.07%	0.07%	0.06%
Repurchase agreements	0.04%	0.04%	0.05%	0.08%	0.08%
Other borrowings	0.32%	0.32%	0.34%	0.40%	0.40%
Subordinated debt	2.52%	2.50%	2.46%	2.52%	2.52%
Total cost of interest-bearing liabilities	0.38%	0.39%	0.41%	0.42%	0.41%
Tax-equivalent net interest revenue spread	2.42%	2.47%	2.52%	2.60%	2.58%
Effect of noninterest-bearing funding sources and other	0.13%	0.14%	0.15%	0.15%	0.13%
Tax-equivalent net interest margin	2.55%	2.61%	2.67%	2.75%	2.71%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratios)

	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Nonperforming assets:
Nonaccruing loans:
Commercial	$13,880	$13,527	$16,404	$17,103	$19,047
Commercial real estate	19,902	18,557	30,660	34,472	39,305
Residential mortgage	46,487	48,121	48,907	44,340	45,380
Consumer	464	566	580	765	974
Total nonaccruing loans	80,733	80,771	96,551	96,680	104,706
Accruing renegotiated loans guaranteed by U.S. government agencies	80,287	73,985	70,459	57,818	55,507
Real estate and other repossessed assets:
Guaranteed by U.S. government agencies[2]	—	49,898	46,809	49,720	45,638
Other	45,551	51,963	51,062	50,391	49,877
Total real estate and other repossessed assets	45,551	101,861	97,871	100,111	95,515
Total nonperforming assets	$206,571	$256,617	$264,881	$254,609	$255,728
Total nonperforming assets excluding those guaranteed by U.S. government agencies	$123,028	$129,022	$143,778	$145,124	$153,011

Nonaccruing loans by loan class:
Commercial:
Energy	$1,875	$1,416	$1,508	$1,619	$1,759
Services	4,744	5,201	3,584	3,669	4,581
Wholesale / retail	4,401	4,149	5,502	5,885	6,854
Manufacturing	417	450	3,482	3,507	3,565
Healthcare	1,558	1,380	1,417	1,422	1,443
Other commercial and industrial	885	931	911	1,001	845
Total commercial	13,880	13,527	16,404	17,103	19,047
Commercial real estate:
Residential construction and land development	9,598	5,299	14,634	15,146	16,547
Retail	3,857	3,926	4,009	4,199	4,626
Office	2,410	3,420	3,499	3,591	6,301
Multifamily	—	—	—	—	—
Industrial	76	—	—	631	886
Other commercial real estate	3,961	5,912	8,518	10,905	10,945
Total commercial real estate	19,902	18,557	30,660	34,472	39,305
Residential mortgage:
Permanent mortgage	33,365	34,845	35,137	32,952	36,342
Permanent mortgage guaranteed by U.S. government agencies	3,256	3,712	3,835	1,947	1,572
Home equity	9,866	9,564	9,935	9,441	7,466
Total residential mortgage	46,487	48,121	48,907	44,340	45,380
Consumer	464	566	580	765	974
Total nonaccruing loans	$80,733	$80,771	$96,551	$96,680	$104,706

CREDIT QUALITY INDICATORS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratios)

	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Performing loans 90 days past due[1]	$523	$125	$25	$67	$1,991

Gross charge-offs	$(2,169)	$(7,224)	$(2,638)	$(3,522)	$(2,848)
Recoveries	10,523	5,036	3,114	5,524	5,360
Net recoveries (charge-offs)	$8,354	$(2,188)	$476	$2,002	$2,512

Provision for credit losses	$—	$—	$—	$—	$—

Allowance for loan losses to period end loans	1.35%	1.33%	1.40%	1.42%	1.44%
Combined allowance for credit losses to period end loans	1.35%	1.34%	1.41%	1.43%	1.45%
Nonperforming assets to period end loans and repossessed assets	1.40%	1.79%	1.92%	1.88%	1.94%
Net charge-offs (annualized) to average loans	(0.23)%	0.06%	(0.01)%	(0.06)%	(0.08)%
Allowance for loan losses to nonaccruing loans	244.86%	234.06%	198.08%	197.24%	179.86%
Combined allowance for credit losses to nonaccruing loans	246.05%	235.59%	199.35%	198.59%	181.46%

[1]	Excludes residential mortgage loans guaranteed by agencies of the U.S. government.

[2]
Approximately $50 million was reclassified from Real estate and other repossessed assets to Receivables on the balance sheet on January 1, 2015 with the adoption of Financial Accounting Standards Board Update No. 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans Upon Foreclosure ("ASU 2014-14"). Upon foreclosure of loans for which the loan balance is expected to be recovered from the guarantee by a U.S. government agency, the loan balance will be directly reclassified to other receivables without including such foreclosed assets in real estate and other repossessed assets.